UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2021

CORMEDIX INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Connell Drive, Suite 4200

Berkeley Heights, NJ

(Address of Principal Executive Offices, and Zip Code)

07922

(Zip Code)

(908) 517-9500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CRMD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 20, 2021, the Board of Directors (the “Board”) of CorMedix Inc. (the “Company”) adopted an Executive Bonus Plan (the “Plan”), which will be used to grant annual and other performance bonuses to executives, including the named executive officers. The Plan provides for bonuses based on achievement of performance objectives, as determined by the Compensation Committee of the Board (the “Committee”) for each performance period.

Participants may receive bonuses based on a target bonus amount, which may be a percentage of the participant’s base salary or such other amount as the Committee determines, and achievement of the applicable performance objectives. Bonuses are subject to continued employment through the end of the applicable performance period and compliance with restrictive covenant agreements. The Committee will set the performance periods, target bonuses and performance objectives and will select the eligible executives for each performance period. The performance metrics may include (but shall not be limited to) any of the following: (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, equity, or sales); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (vii) cash flow per share; (viii) earnings before or after taxes, interest, depreciation, and/or amortization; (ix) gross or operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or ratios; (xiii) charge-off levels; (xiv) improvement in or attainment of revenue levels; (xv) margins; (xvi) operating efficiency; (xvii) operating expenses; (xviii) economic value added; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) debt reduction; (xxii) capital targets; (xxiii) regulatory, clinical, or manufacturing milestones; (xxiv) consummation of acquisitions, dispositions, projects or other events or transactions; (xxv) developing strategic plans, (xxvi) objectives related to product development, testing, product design, regulatory approval, product manufacturing and other business needs, and (xxvii) personal objectives for the participant. Bonuses are to be paid in a cash lump sum within 2 ½ months following the end of the applicable performance period (but no later than March 15 of the calendar year following the calendar year in which the performance period ends).

Effective as of the inception of the Plan, the Committee approved a special performance bonus opportunity under the Plan for Dr. Matthew David, Interim Chief Executive Officer and Chief Financial Officer, Dr. Phoebe Mounts, Executive Vice President and General Counsel, and Ms. Liz Masson-Hurlburt, Executive Vice President and Head of Clinical Operations, to provide an incentive for the Company’s leadership team to accomplish specific performance objectives during a performance period beginning October 1, 2021 and ending March 31, 2022. The executives have an opportunity to earn a performance bonus of up to 30% of salary for Dr. Mounts and Ms. Masson-Hurlburt and up to 60% of salary for Dr. David based on attainment of key performance objectives, continued employment and compliance with restrictive covenants. With new leadership under Dr. David as Interim Chief Executive Officer, the Committee determined that it was appropriate to provide specific targeted performance objectives tied to incentive payments to drive performance that is intended to support the long-term performance of the Company.

The foregoing summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. A form of grant letter to be used under the Plan is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Bonus Plan
10.2	Form of bonus grant letter
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: December 23, 2021

	By:	/s/ Matthew T. David
	Name:	Matthew T. David
	Title:	Interim Chief Executive Officer and Chief Financial Officer

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